Exhibit 99.3

AVION OWNER, LLC

FINANCIAL STATEMENTS AND

INDEPENDENT AUDITOR'S REPORT

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

AVION OWNER, LLC

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

TABLE OF CONTENTS

Page(s)
Independent Auditor’s Report	1-2
FINANCIAL STATEMENTS
Statements of Financial Condition	3
Statements of Operations	4
Statements of Changes in Member’s Equity	5
Statements of Cash Flows	6
Notes to Financial Statements	7-11

Independent Auditor's Report

To the Management of
Avion Owner, LLC

Opinion

We have audited the financial statements of Avion Owner, LLC, which comprise the statement of financial condition as of December 31, 2025, and the related statements of operations, changes in member's equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Avion Owner, LLC as of December 31, 2025, and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America ("GAAS"). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Avion Owner, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Matter - Prior Year Financial Statements

The financial statements of Avion Owner, LLC for the year ended December 31, 2024 were audited by another auditor who expressed an unmodified opinion on those statements on April 30, 2025.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Avion Owner, LLC's ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Avion Owner, LLC's internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Avion Owner, LLC's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ CohnReznick LLP

Bethesda, Maryland
April 29, 2026

AVION OWNER, LLC

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2025 AND 2024

(Amounts in U.S. Dollars)	December 31, 2025	December 31, 2024
ASSETS
Real estate property, net of accumulated depreciation of $11,049,960 and $8,343,706, respectively	$69,011,496	$71,637,336
Restricted cash	3,742,843	3,024,512
Prepaid expenses	231,619	361,620
Cash	420,536	314,116
Accounts receivable	5,706	-
Other receivable	114,514	-
Other assets	58,700	233,860
TOTAL ASSETS	$73,585,414	$75,571,444

LIABILITIES AND MEMBER’S EQUITY
Mortgage payable, net of deferred financing costs of $92,606 and $0, respectively	$62,495,454	$62,800,000
Real estate tax payable	1,502,000	1,440,626
Accounts payable and accrued expenses	647,878	559,733
Other liabilities	196,098	270,764
TOTAL LIABILITIES	$64,841,430	$65,071,123

MEMBER’S EQUITY	8,743,984	10,500,321
TOTAL LIABILITIES AND MEMBER’S EQUITY	$73,585,414	$75,571,444

See notes to financial statements

AVION OWNER, LLC

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

(Amounts in U.S. Dollars)	December 31, 2025	December 31, 2024
INCOME
Rental revenue	$6,498,865	$6,676,163
Other operating revenue	348,431	387,146
Tenants’ reimbursement income	344,735	323,732
Insurance proceeds	9,319	1,203,467
Interest income	73,233	2,094,078
TOTAL INCOME	7,274,583	10,684,586

EXPENSES
General and administrative expenses	449,663	460,425
Operating expenses	1,806,840	1,890,145
Tax expenses	1,528,927	1,487,270
Renovation expenses	442,131	1,894,303
Depreciation and amortization	2,706,254	2,697,001
TOTAL EXPENSES	6,933,815	8,429,144

OPERATING INCOME	340,768	2,255,442

OTHER INCOME (EXPENSE)
Interest and debt expenses	(4,847,105)	(5,642,763)
Unrealized gain/(loss) on interest rate caps	(250,000)	(1,737,646)
NET LOSS	$(4,756,337)	$(5,124,967)

See notes to financial statements

AVION OWNER, LLC

STATEMENTS OF CHANGES IN MEMBER’S EQUITY

FOR THE YEARS ENDED, DECEMBER 31, 2025 AND 2024

(Amounts in U.S. Dollars)
BALANCE, JANUARY 01, 2024	$15,625,288
Capital contributions	-
Capital distributions	-
Net loss	(5,124,967)
BALANCE, DECEMBER 31, 2024	10,500,321
Capital contributions	3,000,000
Capital distributions	-
Net loss	(4,756,337)
BALANCE, DECEMBER 31, 2025	$8,743,984

See notes to financial statements

AVION OWNER, LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

(Amounts in U.S. Dollars)	December 31, 2025	December 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,756,337)		$(5,124,967)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses	2,706,254		2,697,001
Unrealized (gain)/loss on interest rate cap assets	250,000		1,737,646
Amortization of deferred financing costs	92,606		249,819
Bad debt expense	21,120		-
Change in operating assets and liabilities:
Accounts receivable	(26,826)		-
Other receivable	(54,514)		-
Other assets	175,160		(90,334)
Prepaid expenses	130,001		56,565
Accounts payable and accrued expenses	88,142		(690,920)
Taxes payable	61,374		47,798
Other liabilities	(74,666)		9,777
Net cash used in operating activities	(1,387,686)		(1,107,615)

CASH FLOWS FROM INVESTING ACTIVITIES:
Costs incurred for building improvements	(80,413)		(13,711)
Net cash used in investing activities	(80,413)		(13,711)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from members, net of contribution receivable	2,940,000		-
Principal repayment of mortgage	(250,000)		-
Purchase of interest rate cap	(250,000)		-
Deferred financing cost	(147,150)		-
Net cash provided by financing activities	2,292,850		-

Net increase (decrease) in Cash and Restricted cash	824,751		(1,121,326)

Cash and Restricted cash at the beginning of the year	3,338,628		4,459,954

Cash and Restricted cash at the end of the year	4,163,379		3,338,628

Cash and restricted cash reported in the statement of financial condition:
Cash	420,536		314,116
Restricted Cash	3,742,843		3,024,512
Total cash and restricted cash reported in the statement of cash flows:	$4,163,379		$3,338,628

SUPPLEMENTAL INFORMATION
Cash paid for interest	$4,643,540		$5,399,168

Supplemental disclosures of noncash activities
Contribution received	$60,000	$

See notes to the financial statements

AVION OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

1.	Organization

Avion Owner, LLC (A Delaware Limited Liability Company), (“the Company”), was formed on November 18, 2021. The Company was formed by InterCapital Group (“Sponsor”, “Managing Members”, or “GP”) and YS ITC REQ I LLC (“Member”) via Avion JV, LLC, its sole member, to acquire Sevona Avion, a 344-unit, Class-A apartment complex built in 2012. Amenities at the property include outdoor pool, cabanas, grilling stations fitness center, dog park, and business center. The Member and Sponsor acquired the property with the business plan to perform renovations to unit interiors and common areas to garner rental premiums, ultimately increasing net investment income at the property. Property and construction management services are provided by Dayrise Residential LLC (Dayrise), an affiliate of the Sponsor. The Company shall continue in perpetuity until the liquidation and dissolution of the Company pursuant to its limited liability agreement.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the reporting periods and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Rental Property

Rental property is carried at cost, net of accumulated depreciation and amortization. Betterments, major renovations and certain costs directly related to the improvement of rental property are capitalized. Maintenance and repair expenses are charged to expenses as incurred.

Depreciation is recognized using straight-line method for financial reporting purposes.

		December 31, 2025	December 31, 2024
	Description	Sevona Avion, 344- unit, Class -A multifamily property Fort Worth, TX
	Date of Construction	2012
	Date Acquired	10/2021
	Life on which depreciation in statement of operations is computed	5 years for furniture and fixtures, 15 years for land improvements and 30 years for building
	Encumbrances	80,061,456	79,981,042
Gross amount at which carried in the statement of financial condition	Land	7,262,570	7,262,570
	Land improvements	2,258,421	2,230,079
	Buildings and Improvements	69,297,685	69,279,644
	Furniture, fixtures and equipment	1,242,780	1,208,749
	Total	80,061,456	79,981,042
	Accumulated depreciation and amortization	(11,049,960)	(8,343,706)

Rental property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. The impairment loss is measured based on the excess of the rental property’s carrying amount over its undiscounted cash flows and the terminal value. Impairment analyses are based on current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to the financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses. Management believes that there are no indications that suggest the rental property should be impaired as of both December 31, 2025 and 2024.

AVION OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Restricted Cash

The restricted cash includes balances in escrow accounts maintained with mortgage lender for the purpose of tax payments, insurance payments, replacement reserve, repairs reserve and interest reserve pursuant to the mortgage loan agreement. The Company held restricted cash in the amount of $3,742,843 and $3,024,512 as of December 31, 2025 and December 31, 2024, respectively.

Accounts receivable

Accounts receivable consists of rent due from tenants. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under the lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates.

As of both December 31, 2025 and 2024, the allowance for doubtful accounts is $0.

Derivative Instruments and Hedging Activities

The Company managed market risk on its variable rate debt by entering an interest rate cap agreement to limit interest rate risk on debt for varying periods through debt maturity. The interest rate caps have been accounted for as derivative instruments and, pursuant to Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 815, Derivatives and Hedging, are recorded on the balance sheets at fair value. The Company’s caps were not designated as a hedge, therefore changes in the fair value are recognized in earnings.

Deferred Financing Costs Related to Mortgage Note Payable

Deferred financing costs related to mortgage note payable consists of fees and direct costs incurred in obtaining such financing. These costs are presented as a reduction of our mortgage note payable liability and are amortized based upon the effective yield method using an imputed interest rate over the terms of the loan agreement as component of “interest and debt expense”. The amortization of $92,606 and $249,819 for the years ended December 31, 2025 and 2024 respectively, are presented as a component of interest and debt expenses.

Revenue Recognition

The Company leases multi-family apartment units to tenants through operating leases expiring over the next 12 months. The leases require fixed minimum monthly payments over the terms of the lease and charges for ancillary services provided by the property. Rental revenue includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease.

Tenant reimbursement income includes revenue arising from tenant leases which provide for the recovery of all or a portion of the operating expenses, such as electricity, water, pet, trash, and monthly statement fees of the property. This revenue is earned in the same period as the expenses are incurred. Interest income includes the cash inflows from interest rate caps.

Income Taxes

The Company operates as a limited liability company and is taxed as a partnership. As such, the Company is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. The Company files U.S. federal and state partnership tax returns which generally remain open to examination by Federal taxing authorities for a period of three years. The Company has no federal or state tax examinations in process as of December 31, 2025.

AVION OWNER, LLC

(A Delaware Limited Liability Company

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

The Company follows the guidance in the ASC topic related to Uncertainty in Income Taxes which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements uncertain tax positions that the Company has taken or expects to take in its income tax returns. Management believes that it has appropriate support for the positions taken on the Company’s tax returns.

3.	Going Concern

The Company's first extension of the mortgage payable is scheduled to mature on July 1, 2026 upon which the outstanding principal and interest will become due. The mortgage payable maturity represents significant risk to the Company regarding its ability to meet its obligations as they become due and to continue as a going concern over the 12-month period beginning on April 29, 2026. Management has developed and is actively executing plans that are expected to mitigate this condition. The Company owns real estate property with an estimated fair value in excess of the outstanding debt. Management is pursuing either (i) the sale of the property or (ii) the refinancing of the existing debt. Subsequent to year end, the Company has entered into negotiations with potential buyers, and management believes that it is probable that these plans will be successfully executed prior to the debt's maturity. The proceeds from sale or refinancing are expected to be sufficient to satisfy the outstanding debt obligations. Based on management's evaluation and the expected execution of these plans, management has concluded that substantial doubt about the Company's ability to continue as a going concern has been alleviated. Accordingly, the accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

4.	Related Party Transactions

The Company has entered into the following transactions with related parties for the year ended December 31, 2025.

Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount incurred ($)	Amount payable ($)
Dayrise residential, LLC (“Dayrise”) (InterCapital Partners)	Affiliate/Property Manager	Management fee; including in “operating expenses”	2.5% of Gross income from operations, maximum limit of 3%	179,388	12,355
InterCapital Partners	Affiliate/Managing Member	Asset Management fee; included in "operating expenses"	1% of total revenue	70,614	5,851

The Company has entered into the following transactions with related parties for the year ended December 31, 2024.

Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount incurred ($)	Amount payable ($)
Dayrise residential, LLC (“Dayrise”) (InterCapital Partners)	Affiliate/Property Manager	Management fee; including in “operating expenses”	2.5% of Gross income from operations, maximum limit of 3%	216,672	-
InterCapital Partners	Affiliate/Managing Member	Asset Management fee; included in "operating expenses"	1% of total revenue	74,763	-

AVION OWNER, LLC

(A Delaware Limited Liability Company

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Additionally, per the management agreement, Dayrise performs construction management services with respect to capital improvements and/or repairs or casualty/insurance repairs at the property. Dayrise will be paid a fee equal to five percent (5%) of the costs actually incurred and expressly set forth in a construction budget for these services approved by Willow Wealth in writing in advance.

Year	Construction management fees incurred	Constructions management fees paid
2025	$9,571	$9,571
2024	$80,189	$80,189

5.	Mortgage Loan Payable

On December 10, 2021, the Company obtained a $62,800,000 mortgage secured by the property. On February 26, 2025, the maturity date was extended to July 1, 2026. Prior to July 1, 2023, the mortgage bore interest rate at the adjustable-rate mortgage (ARM) based on LIBOR on U.S. Dollar deposits for a 30 day period as published by Reuters plus 3.15% margin spread. Beginning July 1, 2023, the mortgage ARM is based on the overnight daily Secured Overnight Financing Rate (SOFR) averaged and compounded for the previous 30 days (in arrears) plus .11448% margin spread. Interest-only payments are due monthly until maturity. For the years ended December 31, 2025 and 2024, interest of $4,754,499 and $5,392,944, respectively, has been incurred. At December 31, 2025 and 2024, interest of $388,510 and $277,551, respective remains payable and is included in accounts payable and accrued expenses on the consolidated statement of financial condition. Pursuant to the loan, certain covenants restrict the sale of assets and limit future borrowings. The Company is in compliance with all the covenants set out in the mortgage loan agreement. The cap on this mortgage loan expired on January 01, 2025 and a new interest rate cap was entered into on January 2, 2025. See Note 5, Interest Rate Caps for more details.

6.	Interest Rate Caps

The Company managed market risk on its variable rate debt by entering an interest rate to limit interest rate risk on the debt. The interest rate caps are accounted for as a derivative instrument and, pursuant to ASC Topic 815, Derivatives and Hedging is recorded on the balance sheet at fair value.

As of December 31, 2025 and December 31, 2024, the Company had interest rate caps with an aggregate notional amount of $62,800,000 that was not designated as a hedge. For the years ended December 31, 2025, and December 31, 2024, the Company has recognized unrealized gain/(loss) of ($250,000) and ($1,737,646), respectively, from the recognition of interest rate caps at fair value. The table below provides additional details on the Company’s interest rate swaps.

As of:	Notional amount ($)	Carrying amount ($)	Unrealized gain/(loss) ($)
December 31, 2025	62,550,000	-	(250,000)
December 31, 2024	62,800,000	-	(1,737,646)

7.	Commitments and Contingencies

Insurance

The Company has commercial general liability coverage on the property, with limits of liability customary within the industry. The Company believes the policy specifications and insured limits are adequate given the relative risk of loss, the cost of the coverage and, in consultation with our insurance advisors, the Company believes the Property is adequately insured.

Other Commitments and Contingencies

There are no other significant commitments and contingencies.

AVION OWNER, LLC

(A Delaware Limited Liability Company

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

8.	Concentration

Cash

The Company's cash and restricted cash are maintained at financial institutions which, at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts and management believes the credit risk to be minimal.

Geographic area

The Company's operations are concentrated in one region, which exposes the Company to potential losses and unforeseen economic conditions that could have an adverse effect on its operation

9.	Subsequent Events

The Company has evaluated subsequent events through April 29, 2026, the date these financial statements were available to be issued.

Subsequent to year-end, management elected to market the property for sale. In April 2026, the Company received a non-binding letter of intent from a prospective buyer, and negotiations are ongoing. The proposed transaction remains subject to the execution of a definitive agreement and customary closing conditions. If consummated, the sale is expected to close in June, 2026. While management currently expects that the proceeds from the sale would be sufficient to satisfy the Company’s outstanding obligations, there can be no assurance that the transaction will be completed on the anticipated terms, or at all.